Exhibit 99.1

GlobalSCAPE President to Retire

SAN ANTONIO, TEXAS, March 5, 2008 — GlobalSCAPE, Inc. (AMEX: GSB) today announced the decision of Charles R. Poole to retire as President and CEO, and that he will remain with the Company as a consultant through the end of 2008 when his current employment contract expires.  The Company also announced that it will conduct a search for a new President and that it would consider both internal and external candidates. The Company has appointed Kelly E. Simmons, the Company’s CFO, as interim President until the search is concluded.

Thomas W. Brown, GlobalSCAPE’s Chairman of the Board, stated “GlobalSCAPE wishes to thank Randy Poole for his outstanding contributions since being named President in February 2004.  Randy has helped us achieve profitability and growth in revenues from $4.9 million in 2003 to in excess of $18 million in 2007.  Randy was also instrumental in building our sales organization which will continue to reflect his imprint for many years to come.”

Mr. Poole stated “My years with GlobalSCAPE have been a wonderful capstone to my 43 year business career and I look forward to my continuing role as a consultant and director.”

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance.  GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices.  GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations.  Headquartered in San Antonio, TX., GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Contact:

Earl Posey

VP-Investor Relations/Business Operations

GlobalSCAPE

210-293-7918

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934. The words “would,” “exceed,”  “should,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2006 calendar year, filed on March 22, 2007 with the Securities and Exchange Commission.